Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Employment Agreement”), dated as of September 18, 2002 between Ventas, Inc., a Delaware corporation (the “Company”), and Raymond J. Lewis (the “Executive”) is made as of March 19, 2007.

WITNESSETH:

WHEREAS, the Executive and the Company entered into the Employment Agreement;

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Amendment to the Employment Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Section 7(b) of the Employment Agreement is amended and restated in its entirety as follows:

(b) Other than for Cause, or for Good Reason. If, during the Term, the Company shall terminate Executive’s employment other than for Cause (but not for Disability), or if the Executive shall terminate his employment for Good Reason,

(1) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to one year of Executive’s annual Base Salary as then in effect plus Executive’s Maximum Annual Bonus for the year of termination; provided that in no event shall the payment made pursuant to this Section 7(b)(1) be in excess of the Maximum Amount. The term Maximum Amount, for purposes of this Agreement, shall mean $3,000,000, provided, however, that for any termination that occurs in calendar years subsequent to 2007, the Maximum Amount will be adjusted to reflect increases, if any, in the Consumer Price Index that have occurred in the period between December 31, 2006 and the end of the calendar year immediately preceding the date of termination. As an example, if the termination occurs in 2008, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2007 and if the termination occurs in 2009, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2008. For purposes of this Agreement, Consumer Price Index means the CPI for All Urban Consumers (All Items; Base Year 1982 ), compiled and published by the Bureau of Labor Statistics of the United States Department of Labor.

(2) Executive shall be treated as having one additional year of service for purposes of vesting in Restricted Stock then outstanding and not yet fully vested, and the duration within which any Option awarded to Executive then outstanding and vested and exercisable may be exercised shall be extended by one year (but not beyond the maximum duration for Options permitted by the LTIP); provided, however, that any Options and Restricted Stock granted as an engagement bonus under Section 4(c) hereof then outstanding and not yet fully vested, shall become fully vested.

(3) During the one-year period beginning on the Date of Termination (the “Severance Period”), the Company shall provide Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels as if he remained actively employed during the Severance Period; provided that Executive shall not participate in any bonus, vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination, provided further, if Executive is unable to participate in such benefit plans as offered by the Company to active employees, the Company will pay to Executive the premium cost which the Company pays for similarly situated active senior management employees; provided further, that Executive shall pay the Company on a monthly basis the—portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he remained employed during the Severance Period; provided further, that such welfare benefits shall be reduced to the extent Executive receives similar benefits from a subsequent employer. As and to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will be eligible to continue his health insurance benefits at his own expense for the statutory period prescribed by COBRA following the “qualifying event” (as defined in COBRA) occurring at the end of Severance Period and, later, to the extent provided in cash benefit plan, program or arrangement, to convert such benefits to an individual policy.

(4) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the amount of awards under the Company’s Performance Cash Plan (“PCP”) that are based on actual performance for completed fiscal years but have not yet been paid. As an example, assume that Executive, following the 2006 fiscal year, was awarded a PCP award of $100 that would, assuming continuous employment, have been paid out following the end of the 2008 fiscal year (the “Outstanding PCP Award”). Upon a termination subject to this Section 7(b) that occurs prior to the payment of such Outstanding PCP Award, the Company would be obligated, pursuant to this Section 7(b)(4), to pay Executive $100 in respect of such Outstanding PCP Award.

(5) Executive shall become immediately vested in all accounts or accrued benefits under any defined contribution plan or program qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, including without limitation the 401(k) Plan; provided that to the extent such vesting is not allowed pursuant to the terms of such plans, the Company shall pay to Executive an amount equal to the sum of the value of the unvested portion of such accounts or accrued benefits as of the Date of Termination and forfeited by Executive due to termination of employment.

2. Section 8(a) of the Employment Agreement is amended and restated in its entirety as follows:

(a) Termination other than for Cause, or for Good Reason. If during the Term a Change of Control (as defined below) shall occur and within one year from the date of the occurrence of such Change of Control the Company shall terminate Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason (a “Change of Control Severance”), subject to Executive’s execution of the Release and in lieu of the benefits under Section 7 hereof,

(1) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two (2) times the sum of (i) one year of Executive’s annual Base Salary as then in effect, plus (ii) Executive’s Maximum Annual Bonus for the year of termination, plus (iii) the fair market value (determined as of the Date of Termination) of the maximum number of Restricted Shares authorized to be granted to Executive under the LTIP in the year of termination assuming all performance criteria for such award was deemed satisfied; provided that in no event shall the amount of such payment exceed the Maximum Amount.

(2) Options held by Executive for which the exercise period has not yet lapsed or expired shall become fully vested and exercisable, all Restricted Stock held by Executive shall become fully vested and the Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the amount of awards under the PCP that are based on actual performance for completed fiscal years but have not yet been paid. The example included in Section 7(b)(4) to demonstrate the intended operation of that provision also demonstrates the intended treatment of outstanding PCP awards for the purposes of this Section 8(a)(2).

(3) During the two (2) year period commencing on the date of the Change of Control Severance the Company shall provide Executive with continued medical, dental, long-term disability and life insurance benefits at the same levels as if he remained actively employed during the Severance Period; provided that Executive shall not participate in any bonus, vacation pay, retirement benefits, long-term incentive, stock option or other equity grant plan, program or arrangement after the Date of Termination, provided further, if Executive is unable to participate in such benefit plans as offered by the Company to active employees, the Company will pay to Executive the premium cost which the Company pays for similarly situated active senior management employees; provided further, that Executive shall pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if he remained employed during the Severance Period; provided further, that such welfare benefits shall be reduced to the extent Executive receives similar benefits from a subsequent employer. As and to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will be eligible to continue his health insurance benefits at his own expense for the statutory period prescribed by COBRA following the “qualifying event” (as defined in COBRA) occurring at the end of the two (2) year period and, later, to the extent provided in cash benefit plan, program or arrangement, to convert such benefits to an individual policy.

(4) Executive shall become immediately vested in all accounts or accrued benefits under any defined contribution plan or program qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, including without limitation the 401(k) Plan; provided that to the extent such vesting is not allowed pursuant to the terms of such plans, the Company shall pay to Executive an amount equal to the sum of the value of the unvested portion of such accounts or accrued benefits as of the Date of Termination and forfeited by Executive due to termination of employment.

3. A new Section 22 will be added to the Employment Agreement, as follows:

22. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. All payments pursuant to this Agreement shall be subject to the provisions of this Section 22. If Executive is a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of a payment event set forth in this Agreement, then no severance or other payments pursuant to this Agreement shall be made to Executive by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this Section 22 result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Code Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 22, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments to Executive should have been made under this Agreement. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended or any successor provision and the treasury regulations and rulings issued thereunder. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Executive.

4. In all other respects, the Employment Agreement shall continue in full force and effect.

* * * * * * * * *

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro,
President and Chief Executive Officer

EXECUTIVE

By:	/s/ Raymond J. Lewis
Raymond J. Lewis